EXHIBIT 10.88
REVISED
EMPLOYMENT AGREEMENT
     This Revised Employment Agreement (this “Agreement”) is entered into as of December 27, 2005, by and between Aastrom Biosciences, Inc., a Michigan corporation (“Employer”), and R. Douglas Armstrong, Ph.D. (“Employee”).
RECITALS
     A. Employer and Employee are parties to that certain Employment Agreement dated as of August 27, 2004 (the “Prior Agreement”).
     B. Employer and Employee desire to make certain revisions, additions and deletions to the terms of the Prior Agreement, as set forth in this Agreement.
     C. Employer and Employee intend that this Agreement shall supersede in the entirety of the Prior Agreement, which Prior Agreement and any other written or oral employment and/or benefits-related agreement, are hereby terminated in their entirety.
AGREEMENTS
     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:
          “Cause” means the occurrence of any of the following events, as determined by the Board of Directors of Employer, in good faith:
          (i) Employee’s theft, material act of dishonesty or fraud, or intentional falsification of any records of Employer;
          (ii) Employee’s breach of the Aastrom Biosciences, Inc. Restated Employee Proprietary Information and Invention Agreement or any other agreement with the Employer covering the use or disclosure of confidential or proprietary information of Employer, the ownership of intellectual property or restrictions on competition;
          (iii) Employee’s gross negligence or willful misconduct in the performance of Employee’s assigned duties (but not mere unsatisfactory performance); or
          (iv) Employee’s conviction (including any plea of guilty or nolo contendere) of a crime causing material harm to the reputation or standing of Employer or which materially impairs Employee’s ability to perform his duties for Employer.
          “Cessation Date” means the date when Employee ceases to be employed as the CEO of Employer.
          “Change in Control” shall mean the occurrence of any of the following:

          (i) Employer is party to a merger or consolidation which results in the holders of voting securities of Employer outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or
          (ii) the sale or disposition of all or substantially all of Employer’s assets (or consummation of any transaction having similar effect).
          “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, and any applicable regulations promulgated thereunder.
          “Disability” means that:
          (i) Employee has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from effectively performing Employee’s duties;
          (ii) Such incapacity shall have continued for a period of six (6) consecutive months; and
          (iii) Such incapacity will, in the opinion of a qualified physician, be long-term, which shall mean a period exceeding twelve (12) months.
          “Employer” means Aastrom Biosciences, Inc., a Michigan corporation, and, following a Change in Control, any Successor that agrees to assume all of the terms and provisions of this Agreement, or a Successor which otherwise becomes bound by operation of law to this Agreement.
          “Incumbent Director” means a director who either (i) is a director of Employer as of the Effective Date of this Agreement, or (ii) is elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.
          “Scheduled Termination Date” is defined in Section 5.3.
          “Subject Period” is defined in Section 9.1
          “Subject Line of Business” is defined in Section 9.1.
          “Successor” means Employer and any successor or assign to substantially all of its business and/or assets.
     2. Employment. Employer hereby engages Employee, and Employee hereby accepts such engagement, upon the terms and conditions set forth herein.
     3. Duties.

          3.1 CEO. Employee is engaged as Chief Executive Officer (“CEO”). Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which employee is engaged, together with such other reasonable and appropriate duties as Employer shall designate from time to time. Employee shall devote Employee’s full business time and efforts to the rendition of such services and to the performance of such duties. As a full-time employee of Employer, Employee shall not be entitled to provide consulting services or other business or scientific services to any other party, without the prior written consent of Employer.
          3.2 Focus. Employee will focus his efforts primarily on fund raising, intellectual property, and clinical trial matters for Employer’s business. Employee will also delegate certain management duties to James Cour, the Chief Operating Officer of Employee, in consultation with Employer’s Board of Directors.
          3.3 Board. Employee shall remain as Chairman of the Board of Directors of Employer while he remains employed as CEO. Thereafter, it is the present intention of Employer’s Board and Employee for Employee to continue as a member of the Board, subject to customary shareholder meeting election schedule, and with other responsibilities (such as Chairman and committee assignments) to be determined through customary Board processes.
     4. Compensation and Fringe Benefits.
          4.1 Base Salary. During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, Employer shall pay to Employee a base salary of Three Hundred Forty-Five Thousand and 00/100 Dollars ($345,000.00) per year, payable in arrears in equal bi-weekly installments, less required deductions for state and federal withholding tax, Social Security and all other employee taxes and payroll deductions. The base salary shall be increased automatically as of July 1, 2006 to Three Hundred Fifty-Eight Thousand and Eight Hundred Dollars ($358,800) per year.
          4.2 Bonus. Employee shall be eligible to receive equity and cash bonuses in accordance with Employer’s customary incentive plans.
          4.3 Customary Fringe Benefits. Employee shall be entitled to such fringe benefits as Employer customarily makes available to employees of Employer engaged in the same or similar position as Employee (“Fringe Benefits”). Such Fringe Benefits may include vacation leave, sick leave, and health insurance coverage, and 401(k) retirement contributions. Employer reserves the right to change the Fringe Benefits on a prospective basis, at any time, effective upon delivery of written notice to Employee.
          4.4 Disability Coverage. Employee shall be entitled to long-term disability insurance coverage to the greatest extent available for purchase by the Employer.
          4.5 Vacation. Employee is entitled to twenty (20) days of vacation in each calendar year.
          4.6 Accumulation. Employee shall earn and accumulate unused vacation and sick leave in accordance with the Company’s policy in effect from time to time. Further,

Employee shall not be entitled to receive payments in lieu of Fringe Benefits, other than for unused vacation leave earned and accumulated at the time the employment relationship terminates.
          4.7 Board Compensation. While Employee remains employed and compensated as CEO, Employee shall not receive any separate compensation for service on Employer’s Board of Directors. After Employee ceases to be employed as CEO, and while Employee continues thereafter to serve as a member of Employer’s Board of Directors, Employee shall be entitled to receive customary Director compensation, the same as other non-employed Directors.
          4.8 Consulting Services. After Employee ceases to be employed as CEO, if Employer and Employee mutually agree for Employee to perform specified consulting services (beyond the level of services normal for a member of the Board of Directors), then the parties shall establish mutually approved compensation corresponding to the nature, level and time commitment for such consulting services; and the parties shall enter into a separate consulting agreement regarding the same.
     5. Term.
          5.1 Commencement. The employment relationship pursuant to this Agreement shall commence on the date as of which this Agreement was executed as set forth above.
          5.2 Termination at Will. Employer and Employee acknowledge and agree that Employer’s employment currently is “at will” and that their employment relationship may be terminated by either party at any time, with or without Cause; and any such termination by Employer without Cause will activate the payment provisions of Section 6.
          5.3 Scheduled Termination. The employment of Employee as Employer’s CEO shall terminate on the earlier of (i) October 31, 2006, at 5:00 p.m., and (ii) the date when a new CEO of Employer commences employment with Employer (the “Scheduled Termination Date”).
     6. Payments Upon Termination; Payments to Stay.
          6.1 Payment of Compensation Upon Termination.
               6.1.1 General. Upon termination of Employee’s employment with the Company, Employee shall be entitled to be paid his base salary through the effective date of such termination, plus the amounts (if any) determined pursuant to Sections 6.1.2, 6.2, 6.3, 6.4 and 7, as full compensation for any and all claims of Employee under this Agreement.
               6.1.2 Early Termination. In the event the Scheduled Termination Date is prior to June 30, 2006, or if Employer terminates the employment without Cause prior to June 30, 2006, then Employer shall nevertheless continue to pay to Employee through June 30, 2006 his base salary, bonus and other compensation accrued through June 30, 2006.

          6.2 Payment to Stay. In consideration for Employee committing to remain employed full-time with Employer until the Scheduled Termination Date and conditional upon Employee remaining available to serve as CEO until the Scheduled Termination Date, and in recognition of Employee’s long-term service to Employer, Employer shall pay to Employee installment payments aggregating to Six Hundred Thirty-Eight Thousand and Two Hundred Dollars ($638,200), payable as follows:
                    a. $20,000 on the first day of July, August, September, and October 2006 (for an aggregate of $80,000), and refundable if Employee does not remain available to serve as CEO until the Scheduled Termination Date;
                    b. $30,000 on the first day of November and December 2006 (for an aggregate of $60,000);
                    c. $242,920 payable on January 4, 2007; and
                    d. $14,182.22 per month for the eighteen (18) months commencing with November 15, 2006, and continuing monthly through April 15, 2008; and each such monthly payment shall be made on the 15th of the month (for an aggregate of $255,280).
     For avoidance of doubt, the foregoing installment payments are in addition to the base salary and bonus amounts payable to Employee for the time he serves as an employee, notwithstanding the fact that some of these installment payments may be made while Employee is still an employee.
          6.3 Termination Without Cause. In the event Employee’s employment is terminated by Employer without Cause prior to the Scheduled Termination Date, then Employer shall pay to Employee the same sums as specified in Sections 6.1 and 6.2, on the same payment schedule.
          6.4 General.
               6.4.1 Payroll Taxes. Each of the foregoing payments shall be subject to required customary payroll deductions.
               6.4.2 Death. If Employee dies prior to all of the foregoing payments being made, the remaining payments shall be paid as scheduled to Employee’s wife (or estate, if Employee’s wife is deceased).
               6.4.3 Continued Medical Coverage. In the event Employee’s employment is terminated, then Employee shall be entitled to elect continued medical insurance coverage in accordance with applicable provisions of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”); and Employer shall pay such COBRA insurance costs for the one year period after the Cessation Date, payable according to such payment schedule as is required for such COBRA insurance.

               6.4.4 Accrued Unused Vacation Time. Upon any termination of employment, Employer shall pay to Employee, in accordance with Employer’s applicable policies, any accrued unused vacation time, if any.
               6.4.5 Section 401(k) Contributions. The Section 401(k) contributions by Employer for Employee’s account for 2006 shall become fully vested upon termination of employment, other than a voluntary termination by Employee prior to the Scheduled Termination Date.
          6.5 Right to Terminate. Employer retains and reserves the right to terminate the employment of Employee at any time, with or without Cause. For avoidance of doubt, the Section 6.2 payments shall not be owed if Employee’s employment is terminated by Employer for Cause, or if Employee voluntarily terminates employment prior to the Scheduled Termination Date; and if the Section 6.2 payments are not paid, then the Sections 9.1 and 9.2 covenants are not applicable.
          6.6 No Liability. No director, officer or shareholder of Employer shall have any personal liability for the payment of any severance to Employee.
          6.7 Exclusive Remedy. The parties acknowledge and agree that the payments specified in this Agreement constitute Employee’s sole and exclusive remedy for any alleged injury or other damages arising out of a termination of Employee’s employment under circumstances described herein. Accordingly, as a condition to said payments after a termination of employment, Employee shall sign a customary and reasonable release form, in the form attached hereto as Exhibit A, pursuant to which Employee acknowledges and agrees that Employee has no claims against Employer or any director, officer, shareholder or agent of Employer, or any successor in interest to Employer, with respect to any employment matters or termination of employment (excepting only for accrued salary, accrued vacation leave and reimbursement of customary business expenses incurred on behalf of Employer, all in the ordinary course of business, and the payments to which Employee is entitled to receive pursuant to Sections 4, 6 and 7).
     7. Incentive Sale Bonus.
          7.1 General. In the event (i) Employer receives a term sheet, letter of intent or agreement from an entity prior to May 1, 2008 for a Change in Control transaction, and (ii) such term sheet, letter of intent or agreement forms the basis for a Change of Control transaction with that entity (or its affiliate) which is ultimately consumated prior to May 1, 2009, then Employee shall be entitled to participate in the incentive sale bonus pool (the “Bonus Pool”) described below.
          7.2 Funding of Bonus Pool. The Bonus Pool shall be funded by a portion of the net proceeds realized by Employer from a Change in Control, after all liabilities of Employer are satisfied. Said net proceeds may consist of cash, stock or other consideration when and as paid by the acquirer. The Bonus Pool shall be funded in increments consisting of 30% of the first million of net proceeds, 25% of the second million of net proceeds, 15% of the third million of net proceeds, and 10% of all additional net proceeds up to an aggregate of $25 million of net proceeds.
          7.3 Employee Share of Bonus Pool. Employee shall be entitled to a 50.0% share of the Bonus Pool (which 50% share may be up to $1,450,000). Payment of this share will be made within thirty (30) days after the Employer receives the specified net proceeds.
          7.4 Voluntary Termination by Employee. In the event that Employee voluntarily terminates employment with Employer prior to the Scheduled Termination Date, then Employee shall not be entitled to any share of the Bonus Pool. Alternatively, if Employer decides to terminate Employee for reasons other than “Cause”, then Employee shall be entitled to receive Employee’s designated share of the Bonus Pool if and when it becomes payable for a transaction as specified in Section 7.1 above.
     8. Equity Vesting.
          8.1 Equity Vesting. Vesting for stock options and restricted stock grants held by Employee shall be accelerated by one year at the Cessation Date. Following said one year, if and to the extent that Employee continues to provide services to Employer as a Director or consultant, then vesting will continue as specified in the applicable stock option agreements and restricted stock agreements.
          8.2 No Amendments. Except as set forth in Section 8.1, this Agreement shall not be deemed to modify the provisions of any stock options or restricted stock granted by Employer to Employee on or before the date hereof.
9. Additional Covenants.
          9.1 Non-Competition. While Employee remains as an employee of Employer, and for a period of 18 months thereafter, and plus any longer time period while employee continues as a member of the Board of Directors or as a paid consultant of Employer (collectively called the “Subject Period”), Employee agrees, in consideration of the payments set forth in Section 6.2, that he will not, directly or indirectly, be employed by, provide services to, or have any business connection with, any other corporation, firm, partnership or other entity which competes directly with Employer’s business of “cultured stem cell products” (the “Business”). The companies “Osiris” and Viacell are examples of presently existing companies which Employer and Employee mutually acknowledge are currently engaged in the Business. Notwithstanding anything to the contrary, the foregoing shall not preclude Employee after the Cessation Date from being engaged by (i) a large company (e.g., Johnson & Johnson) which has some division, subsidiary or affiliate which is involved with the Business, so long as Employee’s work for such large company is not related to the Business (e.g., no reviews, analysis, evaluation, assessment, advice, etc. related to the Business), or (ii) an investment company (such as an investment fund or an investment banker) which has some investment and/or clients involved with the Business, so long as Employee’s work for such investment company is not involved with the Business.
          9.2 Non-Solicitation of Employees. During the Subject Period, in consideration of the payments set forth in Section 6.2, Employee agrees not to interfere with the business of Employer by soliciting, inducing, or otherwise causing any full-time employee of Employer to terminate his/her employment with Employer, or to reduce his/her time commitment or scope of services for Employer. The foregoing restriction shall apply to Employee regardless of whether he is acting directly or indirectly, alone or in concert with others. The foregoing restriction is not applicable to any former employee of Employer, after such person has ceased to be an employee of Employer. For avoidance of doubt, the foregoing restriction shall not preclude Employee, while Employee continues to serve as CEO of Employer, from Employee’s good faith exercise of his management duties for the best interests of Employer, for terminating employees or changing the scope of duties for employees.
          9.3 Confidential Information. Employee acknowledges that Employer has invested substantial time, money and resources in the development and retention of Employer’s confidential information and trade secrets (collectively called “Confidential Information”), and that during the course of Employee’s employment with Employer, Employee has acquired knowledge of such Confidential Information. So long as such Confidential Information remains confidential and not generally available in the public domain, Employee hereby agrees to maintain the confidentiality of Employer’s Confidential Information, and to not use any of such Confidential Information to the detriment of Employer.
          9.4 General Cooperation. Following the Cessation Date, Employee shall cooperate generally with Employer to provide relevant historical information known to Employee concerning Employer’s past business activities. If significant amounts of time are needed for cooperation requested Employer, Employer will pay reasonable compensation to be mutually approved by both parties.
     10. General Provisions.
          10.1 Attorneys’ Fees. In the event of any dispute or breach arising with respect to this Agreement, the party prevailing in any negotiations or proceedings for the resolution or enforcement thereof shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred therein.
          10.2 Amendment. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by both parties hereto. There shall be no implied-in-fact contracts modifying the terms of this Agreement. However, the noncumulation of benefits provision of Section 10.6 shall apply to any subsequent agreement, unless (i) such provision is explicitly disclaimed in the subsequent agreement, and (ii) the subsequent agreement has been authorized by the Board or a committee thereof.
          10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the employment of Employee, other than relating to the Employer’s stock option or restricted stock grants to Employee, and to Employer’s standard policies and agreements regarding inventions, trade secrets, proprietary and confidential information, competition, and solicitation of the Employer’s employees. This Agreement supersedes all prior agreements, understandings, negotiations and representation with respect to the employment relationship. This Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of Employer that are regularly made available to a significant number of employees or officers of the Employer.
          10.4 Successors and Assigns.
               10.4.1 Successors of Employer. Employer shall require any Successor, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Failure of Employer to obtain such agreement shall be a material breach of this Agreement.
               10.4.2 Heirs and Representatives of Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.
          10.5 No Limitation of Regular Benefit Plans. This Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of Employer that are regularly made available to a significant number of employees or officers of Employer, including without limitation Employer’s incentive compensation plans, 401(k) contribution plans, and stock option and restricted stock plans.
          10.6 (Omitted).
          10.7 No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditors process, and any action in violation of this Section 10.7 shall be void.
          10.8 Notices.
               10.8.1 General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when mailed, if mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, or when shipped, if shipped by nationally known reputable overnight delivery service and shipping charges prepaid. In the case of Employee, notices shall be addressed to Employee at the home address which he most recently communicated to the Employer, in writing. In the case of the Employer, notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
               10.8.2 Notice of Termination. Any termination by the Employer of Employee’s employment for Cause or by Employee as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Subsection 10.8.1. Such notice shall indicate the specific termination provisions in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

          10.9 No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking employment with a new employer or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source except as otherwise provided herein.
          10.10 No Representations. Employee acknowledges that in entering into this Agreement Employee is not relying and has not relied on any promise, representation or statement made by or on behalf of the Employer which is not set forth in this Agreement.
          10.11 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its choice of law rules.
          10.12 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
          10.13 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
          10.14 Tax Withholding. The payments to be made pursuant to this Agreement will be subject to customary withholding of applicable income and employment taxes.
          10.15 Consultation. Employee acknowledges that this Agreement confers significant legal rights on Employee, and also involves Employee waiving other potential rights he might have under other agreements and laws. Employee acknowledges that Employer has encouraged Employee to consult with Employee’s own legal, tax, and financial advisers before signing the Agreement; and that Employee has had adequate time to do so before signing this Agreement.
          10.16 Counterparts. This Agreement may be executed in counterparts, and each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          10.17 Excess Parachute Payment. In the event that any payment or benefit received or to be received by Employee pursuant to this Agreement or otherwise would subject Employee to any excise tax pursuant to Section 4999 of the Code due to the characterization of such payment or benefit as an excess parachute payment under Section 280G of the Code, Employee may elect in his sole discretion to reduce the amounts of any payments or benefits otherwise called for under this Agreement in order to avoid such characterization.
          10.18 (Omitted).
          10.19 Arbitration. Either party to this Agreement may submit any dispute under this Agreement for binding arbitration of the dispute before an arbitrator mutually acceptable to both parties, the arbitration to be held in Ann Arbor, Michigan, in accordance with the arbitration rules of the American Arbitration Association, as then in effect. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by the Employer, one of which shall be designated by the claimant and the third of which shall be designated mutually by the first two arbitrators in accordance with the arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator(s) shall not change, add to, or subtract from, any of the Agreement’s provisions. The arbitrator(s) shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. The decision of the arbitrator(s) shall be final and binding on the parties to this Agreement and without appeal to any court. Upon execution of this Agreement, the Employee shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration without the express written consent of the Employer.
          10.20 Reporting and Disclosure. The Employer, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Employer shall provide the Employee with such disclosure concerning this Agreement as may be required by law or as the Employer may deem appropriate.
     11. Employee’s Representations. Employee represents and warrants that Employee (i) is free to enter into this Agreement and to perform each of the terms and covenants contained herein, (ii) is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (iii) will not be in violation or breach of any other agreement by reason of Employee’s execution and performance of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

EMPLOYER:

Aastrom Biosciences, Inc.

By:

EMPLOYEE:

R. Douglas Armstrong, Ph.D.

Address:	5330 Falkirk Court
Superior, MI 48198

EXHIBIT A
FORM OF RELEASE
RELEASE AGREEMENT
     THIS AGREEMENT (this “Agreement”) is made by and between R. Douglas Armstrong, Ph.D. (“Executive”) and Aastrom Biosciences, Inc. (“Company”).
RECITALS
     A. Executive’s employment as an executive officer of Company, is to terminate effective , 2006 (the “Effective Date”).
     B. Executive has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.
     C. Executive and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Executive’s employment at and separation from Company.
     In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Executive and Company as follows:
AGREEMENT
     1. Release. In exchange for the good and valuable consideration set forth in that certain Employment Agreement, made as of December ___, 2005, between the Company and Executive (the “Employment Agreement”), and conditional upon Company making the payments as required by the Employment Agreement, Executive hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Executive has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Executive’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only (i) those to compel the payment of amounts due to Executive as provided in the Employment Agreement, (ii) enforcement of any rights of Executive under any stock option or restricted stock agreements with the Company or (iii) those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company.
     2. Return of Company Property. Executive agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Executive’s possession, and Executive shall not retain copies of any such Company Information and Property. Executive further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property. Notwithstanding the foregoing, Employee shall be entitled to retain (i) any non-confidential materials, and (ii) the electronic equipment which he uses as of the Cessation Date (i.e., personal lap top computer, home computers, printer, palm pilot, cell phone), to be itemized at the Cessation Date; but all confidential information shall be deleted from such equipment – other than information which Employer elects may remain so as to facilitate Employee’s subsequent services as a Director and/or consultant.
     3. No Derogative Statements. Executive agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.
     4. No Covered Litigation. Executive covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.
     5. Reading. Executive further agrees that he has read this Agreement carefully and understands all of its terms.
     6. Understanding. Executive understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.
     7. Timing. Executive understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.
     8. Revocation Right. Executive understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”). This Agreement is not effective until this revocation period has expired. Executive understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Aastrom

Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105 or (b) hand delivered within seven (7) days after execution of this Agreement to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105. Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.
     9. Voluntary Signing. In agreeing to sign this Agreement and separate from Company, Executive is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company and agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.
     10. Confidentiality. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.
     11. No Admissions. This Agreement shall not be construed as an admission of wrongdoing by Company.
     12. Entirety; Amendment. This Agreement contains the entire agreement between Executive and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Executive and each of the entities constituting the Company.
     13. Michigan Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     14. Invalidity. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
     15. Remedies. If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.
     16. Offset. In the event that Executive violates the terms of this Agreement, in addition to other available rights and remedies, the Company shall be entitled to an offset against any payments remaining owed under the Employment Agreement in an amount equal to any damages caused to Company as a result of such violations.

     The parties hereto have entered into this Agreement as of the Effective Date set froth above.

COMPANY:

AASTROM BIOSCIENCES, INC.

By:

EXECUTIVE:

R. Douglas Armstrong, Ph.D.